EXHIBIT 5.1

[COOLEY LLP LETTERHEAD]

August 8, 2011

Omnicell, Inc.

1201 Charleston Road

Mountain View, CA 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Omnicell, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering up to 2,600,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the 2009 Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2009 Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

/s/ Sally A. Kay
Sally A. Kay, Esq.